SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549


                               Schedule 13G

                 Under the Securities Exchange Act of 1934
(Amendment No. 11 )*


INTERNATIONAL TECHNOLOGY CORPORATION
                             (Name of Issuer)


Common Stock
                      (Title of Class of Securities)


460465 10 7
                              (CUSIP Number)






     Check the following box if a fee is being paid with this statement
      .   (A fee is not required only if the filing person:  (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                (Continued on following pages(s))


     Page 1 of  8  Pages

                          As of 4-30-96




     CUSIP No. 460465 10 7 (ITX)   13 G                   Page 2 of 8 Pages
                                                              As of 4-30-96


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Mathers and Company, Inc.
               IRS ID #36-2666070

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

               Not Applicable

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               An Illinois Corporation

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON (ITEMS 5, 6, 7 AND
8)

5.   SOLE VOTING POWER

                  0

6.   SHARED VOTING POWER

                  0

7.   SOLE DISPOSITIVE POWER

                  0

8.   SHARED DISPOSITIVE POWER

                 0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

               Not Applicable

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   0

12.  TYPE OF REPORTING PERSON

               IA, CO








CUSIP No. 460465 10 7 (ITX)        13 G                  Page 3 of  8 Pages
                                                              As of 4-30-96

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Henry G. Van der Eb, Jr.
               SS ####-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

               Not Applicable

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON (ITEMS 5, 6, 7 AND
8).


5.   SOLE VOTING POWER

           Less than 5% **


6.   SHARED VOTING POWER

          Less than 5% **

     ** Persons who are officers of Mathers and Company, Inc., including Mr. Van der Eb, also serve as officers of Mathers Fund, Inc. In their capacity as officers of the Fund, these persons had voted the shares previously included in this schedule which were owned by the Fund.

7.   SOLE DISPOSITIVE POWER

          Less than 5%

8.   SHARED DISPOSITIVE POWER

          None

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Less than 5%

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          Not Applicable

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Less than 5%

12.  TYPE OF REPORTING PERSON

          HC, IN





CUSIP No. 460465 10 7 (ITX)           13 G                Page 4 of 8 Pages
                                                              As of 4-30-96



1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Mathers Fund, Inc.
               IRS ID #36-2554362

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

               Not Applicable

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Maryland


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON (ITEMS 5, 6, 7 AND
8).


5.   SOLE VOTING POWER

                0

6.   SHARED VOTING POWER

               0

7.   SOLE DISPOSITIVE POWER

               0

8.   SHARED DISPOSITIVE POWER

               0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

               Not Applicable

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0

12.  TYPE OF REPORTING PERSON

               IV, CO












CUSIP No. 460465 10 7 (ITX)      13G                      Page 5 of 8 Pages
                                                              As of 4-30-96

Item 1(a)      Name of Issuer:

               International Technology Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:

               23456 Hawthorne Boulevard, Suite 220
               Torrance, CA 90505

Item 2(a)      Name of Persons Filing:

               Mathers and Company, Inc. ("Mathers");
               Henry G. Van der Eb, Jr.;
               Mathers Fund, Inc.("Mathers Fund")

Item 2(b)      Address of Principal Business Office:

               100 Corporate North, Suite 201
               Bannockburn, IL 60015

Item 2(c)      Citizenship:

               Mathers and Company, Inc. - An Illinois corporation Henry G. Van der Eb, Jr. - U.S.A.
               Mathers Fund, Inc. - A Maryland corporation

Item 2(d)      Title of Class of Securities:

                       Common Stock

Item 2(e)      CUSIP Number:

                       460465 10 7 (ITX)

Item 3. This statement is filed pursuant to Rules 13d-1(b)or 13d-2(b) by Mathers, an investment adviser registered under section 203 of the Investment Advisers Act of 1940, by Mathers Fund, an open-end investment company registered under the Investment Company Act of 1940 which is managed by Mathers, and by Mr. Van der Eb. Mr. Van der Eb is the President, Director and controlling shareholder of